EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-164572 and No. 333-215728 on Form S-8 and Registration Statements No. 333-259848 and No. 333-235348 on Form S-3, of our reports dated November 18, 2021, relating to the consolidated financial statements of New Jersey Resources Corporation and subsidiaries and the effectiveness of New Jersey Resources Corporation and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of New Jersey Resources Corporation for the year ended September 30, 2021.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

November 17, 2022